Exhibit 99.1

Starco Brands Announces Fourth Quarter and Full Year 2023 Results and Business Update

Company Achieved Tremendous Growth in Fiscal Year 2023 Compared to Prior Year with Reported Net Revenue

Increasing by 735% to $65.2 Million and Adjusted EBITDA Increasing by 304% to $6.2 Million

Fiscal Year 2023 Pro Forma Net Revenue of $70.8M and Adjusted EBITDA of $7.1M, Which Includes Full Year of Soylent*

Gross Profit for Fiscal Year 2023 Grew by $20.7 Million to $27.8 Million Compared to Prior Year

Company Reiterates Reported Net Revenue Guidance of $78 Million to $82 Million and Adjusted EBITDA Guidance of $8 Million to $10 Million for Fiscal Year 2024

Conference Call to be Held at 1:30 p.m. PT today

SANTA MONICA, Calif., April 03, 2024 — (BUSINESS WIRE) — Starco Brands, Inc. (the “Company” or “Starco Brands”) (OTCQB: STCB), developer and acquirer of behavior-changing technologies and brands that spark excitement in the everyday, is providing a business update in conjunction with the filing of its form 10-K for the full year ended December 31, 2023.

*Company completed the acquisition of Soylent in February 2023

Management Comments

Starco Brands Chairman & CEO Ross Sklar said: “I’m very proud of our team’s success over the past year as we focused on integrating our three acquired brands, continued to grow our in-house Whipshots and Winona brands, and focused on operational efficiencies and cost savings initiatives across our platform. During the year, we advanced our growth initiatives, adding new points of distribution, launching new products and continuing to execute very successful innovative and experiential marketing campaigns. Our full year results demonstrate the success of this growth strategy with impressive top-and bottom-line growth and margins over 40%. We successfully tested our brand-building playbook this past year growing our three acquired brands and feel confident heading into 2024 that we will be able to deliver another year of profitable operating growth as we advance our goal to be a 21st-century consumer packaged goods powerhouse.”

Business Highlights

Starco Brands

●	In June 2023, the Company increased prices throughout the portfolio, which generated $2 million in annual revenue growth from its existing distribution base, and reduced headcount due to synergies realized from integrating acquisitions, resulting in $1.2 million of annualized savings.

Skylar

●	In December 2022, the Company acquired Skylar, a pioneer in prestige hypoallergenic fragrances distributed online and through Sephora, Nordstrom and others. Skylar is a tremendous brand among Millennials and has historically achieved very high gross margins, exceeding 70% in 2023.

●	Unprecedented Growth – Over the past year, Starco Brands has successfully transformed Skylar into a profitable entity, substantially enhancing Skylar’s revenue and contributing positively to its synergized adjusted EBITDA. The year-over-year growth was driven by innovative marketing strategies, optimized marketing spend, strategic headcount adjustments, and robust sales growth.

●	Strategic Retail Partnerships – Skylar’s enhanced collaborations with retail giants Amazon and Sephora played a pivotal role in driving sales in 2023. These partnerships were strengthened through exclusive product launches, which created a buzz and attracted many customers to these platforms. Skylar worked closely with these retailers to develop targeted marketing campaigns tailored to each platform’s unique customer base. These targeted campaigns were supported by in-store promotions and online marketing efforts, creating a cohesive and compelling shopping experience for customers. The result was a significant increase in sales, demonstrating the power of strategic retail partnerships in expanding market reach and driving revenue growth.

●	Innovation and Product Expansion – In June 2023, Skylar’s Boardwalk Delight eau de parfum launched and sold out at Sephora in 10 days, becoming the brand’s most popular introduction to date. This fragrance marked Skylar’s third new fragrance in 2023, and the brand’s tenth scent offered across more than 500 Sephora retail locations and online. In September 2023, the Company expanded Skylar’s most popular scents into a new category: Hair & Body Mists. The new product line launched on Sephora.com in September and rolled out to Sephora stores in October 2023. In February 2024, the Company rolled out the Hair & Body Mist format of its popular Boardwalk Delight to skylar.com and sephora.com, as well as Sephora brick-and-mortar retail locations.

Soylent

●	In February 2023, the Company acquired complete nutrition pioneer Soylent, maker of meal replacement drinks, high protein beverages, powders and bars. Soylent’s largest shareholders at the time of acquisition included Google Ventures, Andreessen Horowitz and The Production Board. This high-tech food play positions the Company to capitalize on the projected growth of the “better for you” supplements and the plant-based nutrition space.

●	Impressive Distribution Milestones – In March 2023, the Company expanded Soylent’s distribution at Meijer to offer plant-based nutrition shakes in 260 stores. In July 2023, Starco Brands expanded Soylent’s retail distribution throughout Canada through a partnership with grocery wholesaler United Natural Foods, Inc. (UNFI). This expansion included Soylent’s first entry into brick-and-mortar retail at Longos, Thrifty’s and select Sobeys.

●	Innovation and Flavor Expansion – In July 2023, Soylent added a new flavor – Complete Protein Vanilla – to its best-selling High Protein Shake product lineup. The new flavor launched on Soylent.com and Amazon.com in July and rolled out to Walmart and Meijer in August 2023.

Whipshots®

●	Impressive Sales and Distribution Milestones – Since the Whipshots introduction to retail stores in February 2022, the product has consistently exceeded sales expectations, selling, on average, over a quarter of a million cans monthly and has surpassed five million cans sold in two years of retail availability, a testament to its nationwide appeal. Whipshots has continued to grow distribution and velocity and the product is now available online and across the nation in 41 states, plus the District of Columbia. Key retailers include ABC Fine Wine & Spirits, Albertsons, BevMo, Fry’s, Jewel-Osco, Meijer, Ralphs, Safeway, Total Wine & More, and select Kroger and Walmart locations. In 2023, Whipshots achieved more than 58,000 points of distribution, marking a 125% increase compared to 2022.

●	Record-Breaking Shipments – Shipments in 2023 surged past 230,000 cases, marking a 73% increase over the prior year.

●	Innovation and Flavor Expansion – Initially three flavors of Whipshots were introduced to the market – Vanilla, Mocha and Caramel. In November 2022, May 2023, August 2023 and January 2024, the Company introduced new Limited Time seasonal flavors – Peppermint, Lime, Pumpkin Spice and Strawberry. Each new release boosted sales of the Limited Time seasonal flavor as well as the core Whipshots flavors. The Company plans to continue to expand Whipshots Limited Time flavors with its R&D capabilities and is also looking to expand its core flavors.

●	Strategic Partnerships and Marketing Campaigns – In June 2023, Whipshots announced a partnership with AMC, the nation’s largest move theatre chain, that includes distribution of its Whipshots at bars within AMC and brand awareness marketing support on the big screen during previews. In November 2023, Whipshots announced a holiday marketing campaign with Patti’s Good Life, Patti Labelle’s food and lifestyle brand, that garnered over 2 billion earned media impressions within the first four days. In January 2024, Whipshots announced a nationwide partnership at Museum of Ice Cream’s three US locations in Austin, Chicago and New York to celebrate the launch of its limited-edition Strawberry flavor.

Winona Pure® Popcorn Spray

●	Continued Revenue Growth – In 2023, Winona Pure more than doubled its revenue compared to the prior year. This sustained, significant growth underscores the brand’s escalating popularity and solid position in the market as a must-have product for popcorn enthusiasts.

●	Impressive Distribution Expansion – In 2023, Winona Pure significantly expanded distribution nationally at Walmart by approximately 1,700 stores, growing from 2,500 to 4,200 doors. Winona is available at walmart.com and in approximately 99% of U.S. Walmart stores, indicating consistent sales velocity across all regions. Also in 2023, Winona Pure launched it distribution with Meijer and H-E-B grocery stores This partnership introduced Winona Pure to nearly 200 Meijer and more than 300 H-E-B store locations. The product has grown through consistent and sustained repeat purchases despite minimal marketing expenditure, evidencing its ability to successfully change consumer behavior.

Fourth Quarter of 2023 Financial Results

Reported net revenue for the fourth quarter of 2023 was $18.9 million, compared to $4.0 million in the fourth quarter of 2022. The increase in reported net revenue was primarily driven by sales from the Company’s recent strategic acquisitions: Soylent, acquired in February of 2023; Skylar, acquired in December of 2022; and AOS, acquired in September of 2022. The year-over-year increase was also driven by growth in royalty revenues from the Whipshots business. Whipshots royalty revenue increased by 12% to $3.6 million versus the prior year fourth quarter. In addition, the Company recognized revenue for Winona Pure on a royalty-basis in the prior year period before making an accounting change in March of 2023 to move away from royalty-based income to standard revenue and cost of goods recognition.

Gross profit improved to $6.2 million for the fourth quarter of 2023, compared to $3.6 million in the fourth quarter of 2022 due to the Company’s acquisition activity compared to prior year as well as increased revenue from Whipshots.

Marketing, General and Administrative expenses were $7.4 million, or 39% of reported net revenue in the fourth of 2023, compared to $1.1 million, or 27% of reported net revenue in the fourth quarter of 2022. The increase was driven by the addition of the acquired businesses AOS, Skylar and Soylent.

Compensation expense was $10.6 million in the fourth quarter of 2023, compared to $0.8 million in the fourth quarter of 2022. The increase was primarily due to stock-based compensation increasing by $9.1 million in fiscal year 2023 compared to the prior year due to recognition of equity issued for Whipshots for non-controlling interest party.

Professional fees were $1.7 million in the fourth quarter of 2023, compared to $0.8 million in the fourth quarter of 2022. The increase was driven primarily by the addition of the acquired businesses AOS, Skylar and Soylent.

Reported net loss for the fourth quarter of 2023 was $41.1 million, as compared to net income of $0.9 million in the fourth quarter of 2022. The change from net income to net loss is due to a non-cash goodwill impairment loss of $29.6 million, primarily related to the Soylent segment; and an increase in stock compensation expenses related to Whipshots non controlling interest as well as additional expenses from the acquired businesses AOS, Skylar and Soylent.

Fiscal Year 2023 Financial Results

Reported net revenue for the full year of 2023 was $65.2 million, compared to $7.8 million for the full year of 2022. Net revenue for the full year of 2023 would have been $70.8 million had the company owned Soylent as of January 1, 2023. The Company acquired the brand in February of 2023. The increase in reported net revenue was primarily driven by sales from the company’s recent three strategic acquisitions. The year-over-year increase was also driven by growth in royalty revenues from the Whipshots business. Whipshots royalty revenue increased by 81% to $11.7 million versus the prior year. In addition, the Company recognized revenue for Winona Pure on a royalty-basis in the prior year period before making an accounting change in March of 2023 to move away from royalty-based income to standard revenue and cost of goods recognition.

Gross profit improved to $27.8 million for the full year of 2023, as compared to $7.0 million for the full year of 2022 due to the Company’s acquisition activity during that time frame.

Marketing, General and Administrative expenses for the full year of 2023 increased to $21.6 million, or 33% of reported net revenue, compared to $2.8 million, or 35% of reported net revenue for the full year of 2022. The increase was driven by the addition of the acquired businesses AOS, Skylar and Soylent.

Compensation expense was $15.9 million for the full year of 2023, compared to $1.2 million for the full year of 2022. The increase was primarily due to stock-based compensation increasing by $9.8 million in fiscal year 2023 compared to the prior year due to recognition of equity issued for Whipshots for non-controlling interest party.

Professional fees were $5.9 million for the full year of 2023, compared to $1.8 million for the full year of 2022. The increase was driven by the addition of the acquired businesses AOS, Skylar and Soylent.

Reported net loss for the full year of 2023 was $46.4 million, as compared to net income of $1.0 million for the full year of 2022. The change from net income to net loss is due to a non-cash goodwill impairment loss of $29.6 million, primarily related to the Soylent segment; a non cash stock compensation related to Whipshots from a non controlling interest; and an increase in expenses from the acquired businesses AOS, Skylar and Soylent.

Non-GAAP Adjusted EBITDA

Adjusted EBITDA, which is net loss adjusted for stock-based compensation, gain on disposal of property and equipment, gain on settlements, interest and other expense, net, depreciation of property and equipment, amortization of intangible assets, (recovery) provision for doubtful accounts, and provision for income taxes and certain other items that impact the periods presented. Adjusted EBITDA is provided so that investors have the same financial data that management uses to assess the Company’s operating results with the belief that it will assist the investment community in properly assessing the ongoing performance of the Company for the periods being reported and future periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For reconciliation of GAAP Net Income (loss) to Adjusted EBITDA, see our reports we file from time-to-time with the SEC, which are available to read at www.sec.gov.

Adjusted EBITDA was approximately $2.1 million for the fourth quarter of 2023, compared to $1.5 million for the fourth quarter of 2022. Adjusted EBITDA was approximately $6.2 million for the full year of 2023, compared to approximately $1.7 million for the full year of 2022. The year-over-year increase was primarily due to improving profitability of Skylar and AOS, as well as gross profit growth due to volume gains on Whipshots. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a reconciliation thereof to the most directly comparable GAAP measure.

	Q4	PY	Full Year	PY
Net income	(41,149)	777	(46,402)	810
Fair Share Adjustment	(2,536)		215
Goodwill Impairment	29,613	-	29,613	-
Interest	233	22	850	69
Other Expense	1,066		1,402
Depreciation & Amortization	1,338		2,664
One time Expenses	3,827		5,439
Bad Debt	-		15
M&A	-		37
Legal	221		1,509
Restructuring costs	-		440	-
Stock Compensation	9,484	392	10,487	670

Adjusted EBITDA	2,097	1,191	6,269	1,549

Balance Sheet

As of December 31, 2023, the Company had approximately $1.8 million of cash, and approximately $10.7 million of inventory on its balance sheet compared to $1.5 million of cash, and approximately $3.0 million of inventory on its balance sheet as of December 31, 2022.

Full Year 2023 Segment Review

Starco Brands: Segment reported net revenues of $16.3 million for the full year of 2023, compared to $7.8 million for the full year of 2022. Segment gross profit of $12.4 million for the full year of 2023, compared to $0.8 million for the full year of 2022. Starco Brands’ segment includes AOS, Whipshots Holdings and Whipshots LLC and Winona Pure. The Company recognized revenue for Winona Pure on a royalty-basis in the prior year before making an accounting change in March of 2023 to move away from royalty-based income to standard revenue and cost of goods recognition.

Skylar: Segment reported net revenues of $10.7 million and gross profit of $7.9 million for the full year of 2023.

Soylent: Segment reported net revenues of $38.2 million and gross profit of $7.5 million for 2023. The Company does not report results for Soylent for the full year of 2023 as Soylent was not a subsidiary of the Company until the acquisition of Soylent on February 15, 2023.

2024 Outlook

The Company continues to project between $78 million to $82 million in reported net revenue for fiscal year 2024, representing 19% to 26% growth compared to fiscal year 2023.

The Company continues to project between $8 million to $10 million (approximately 10% to 12% of reported net revenue) in Adjusted EBITDA for fiscal year 2024, representing 29% to 61% growth compared to fiscal year 2023. The improvement year-over-year is driven by expected improvements in cost management and added margins from pricing and product mix optimization.

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, April 3, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-0792 in North America and international listeners can dial (201) 689-8263. A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, April 15, 2024. Listeners in North America can dial (844) 512-2921 and international listeners can dial (412) 317-6671; passcode is 13745076. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s Investor Relations website at https://investors.starcobrands.com and navigating to the “IR Calendar” section.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, new product launches and product growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. All forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time. Therefore, readers are cautioned that actual results could differ materially from those expressed in forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. This cautionary statement entirely qualifies all forward-looking statements in this document.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the impact of the COVID-19 pandemic, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully launch new products and seize market share, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2023. Copies of our SEC filings are available on our website at www.starcobrands.com. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date hereof.

About Starco Brands

Starco Brands (OTCQB: STCB) invents consumer products with behavior-changing technologies that spark excitement in the everyday. Today, its disruptive brands include Whipshots®, the world’s only vodka-infused whipped cream; Art of Sport, the body care brand designed for athletes and co-founded by Kobe Bryant; Winona® Pure, the first indulgent theater-popcorn spray powered by air; Skylar, the only fragrance that is both hypoallergenic and safe for sensitive skin; and Soylent, the complete non-dairy nutrition brand. A modern-day invention factory to its core, Starco Brands identifies whitespaces across consumer product categories. Starco Brands publicly trades on the OTCQB stock exchange so that retail investors can invest in STCB alongside accredited individuals and institutions. Visit starcobrands.com for more information.

Contacts

Investor Relations
John Mills
ICR
646-277-1254
John.Mills@icrinc.com

Deirdre Thomson
ICR
646-277-1283
Deirdre.Thomson@icrinc.com

Source: Starco Brands, Inc.